EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-90029) pertaining to the Concur Technologies, Inc. 401(k) Plan of our report dated June 13, 2002 with respect to the 2001 financial statement of the Concur Technologies, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Seattle, Washington

June 30, 2003